Exhibit 10.1

J. C. Penney Company, Inc.
Non-Employee Director Compensation

Effective June 1, 2008, the Annual Cash Retainer for the Presiding Director was increased to $15,000.  Set forth below is a summary of all non-employee director compensation.

Annual Cash Retainer*	$ 60,000
Annual Restricted Stock Unit Award	$ 120,000**
Annual Cash Retainer – Audit Committee Chair*	$ 15,000
Annual Cash Retainer – Human Resources and Compensation Committee Chair*	$ 10,000
Annual Cash Retainer – Corporate Governance / Finance Committee Chairs*	$ 7,500
Annual Cash Retainer – Presiding Director*	$ 15,000
Annual Cash Retainer – Representatives under Indemnification Trust Agreement***	$ 5,000

* Payable quarterly and can be deferred at the director’s election, or paid in shares of Company Common Stock, also at the director’s election.

** Each non-employee director receives a number of restricted stock units equal to $120,000 divided by the closing price of the Company’s Common Stock on the date of grant (rounded up to the nearest whole unit).

*** Directors who serve as Representatives under an Indemnification Trust Agreement among the Company, its wholly owned subsidiary J. C. Penney Corporation, Inc. and JPMorgan Chase Bank, as trustee (currently Directors Barrett, Engibous, Osborne, and Turner) each receive an additional annual cash retainer of $5,000. This retainer can be deferred or paid in shares of Company Common Stock at the director's election.